April 3, 2006







HighMark Enhanced Growth Fund
c/o HighMark Funds
1 Freedom Valley Drive
Oaks, PA  19456

Bailard Enhanced Growth Fund
c/o Bailard Opportunity Fund Group, Inc.
950 Tower Lane, Suite 1900
Foster City, CA  94404

Ladies and Gentlemen:

         We have acted as counsel to HighMark Funds in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of February 21, 2006 by and among HighMark Funds, a Massachusetts business trust (the "HighMark") on behalf of HighMark Enhanced Growth Fund (the "New Fund") and Bailard Opportunity Fund Group, Inc., a Maryland corporation ("Bailard"), on behalf of Bailard Enhanced Growth Fund (the "Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which New Fund will acquire substantially all of the assets of the Fund in exchange for shares of beneficial interest in New Fund ("New Fund Shares") and the assumption by New Fund of the identified liabilities (as defined in Section 1.1(b) of the Agreement) of the Fund (the "identified liabilities") following which the New Fund Shares received by the Fund will be distributed by the Fund to its stockholders in liquidation and termination of the Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

          The Fund is a series of Bailard, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of the Fund are redeemable at net asset value at each stockholder's option. The Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").


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         New Fund is a series of HighMark, which is registered under the 1940
Act as an open-end management investment company. Shares of New Fund are redeemable at net asset value at each stockholder's option.

         For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated February 21, 2006, as supplemented on March 16, 2006, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that, subject to the final paragraph hereof, for U.S. federal income tax purposes:

(i)      The Transaction will constitute a reorganization within the meaning of section 368(a) of the Code, and New Fund and the Fund each will be a "party to a reorganization" within the meaning of section 368(b) of the Code;

(ii) Under section 361 of the Code, no gain or loss will be recognized by the Fund upon the transfer of the Fund's assets to New Fund in exchange for New Fund Shares and the assumption by New Fund of the identified liabilities of the Fund, or upon the distribution of New Fund Shares by the Fund to its stockholders in liquidation;

(iii) Under section 1032 of the Code, no gain or loss will be recognized by New Fund upon the receipt of assets of the Fund in exchange for New Fund Shares and the assumption by New Fund of the identified liabilities of the Fund;

(iv) Under section 362(b) of the Code, the basis in the hands of New Fund of the assets of the Fund transferred to New Fund in the Transaction will be the same as the basis of such assets in the hands of the Fund immediately prior to the transfer;

(v) Under section 1223(2) of the Code, the holding periods of the assets of the Fund in the hands of New Fund will include the periods during which such assets were held by the Fund;

(vi) Under section 354 of the Code, no gain or loss will be recognized by the Fund stockholders upon the exchange of their Fund shares for New Fund Shares;


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(vii)    Under section 358 of the Code, the aggregate tax basis of New Fund
         Shares a Fund stockholder receives in connection with the Transaction will be the same as the aggregate tax basis of his or her Fund shares exchanged therefor;

(viii) Under section 1223(1) of the Code, a Fund stockholder's holding period for his or her New Fund Shares will be determined by including the period for which he or she held the Fund shares exchanged therefor, provided that he or she held such Fund shares as capital assets; and

(ix) New Fund will succeed to and take into account the items of the Fund described in Section 381(c) of the Code.

         Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.




Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP